Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

HOUSTON and LONDON, February 3, 2017

LyondellBasell Reports 2016 Earnings

2016 Full Year Highlights

•	Strong Earnings

•	Income from continuing operations: $3.8 billion ($3.9 billion excluding LCM1)

•	Diluted earnings per share: $9.15 per share ($9.20 per share excluding LCM)

•	EBITDA: $6.6 billion ($6.6 billion excluding LCM)

•	Advanced the Growth Program

•	Completed an 800 million pound ethylene expansion at Corpus Christi, Texas, the final in a series of planned expansions to increase our U.S. ethylene capacity by 20%

•	Began site preparations for a new 1.1 billion pound polyethylene plant in La Porte, Texas

•	Strong Cash Flow and Share Repurchases

•	Full year cash generation from operations totaled $5.6 billion

•	Share repurchases and dividends totaled $4.3 billion; $2.2 billion in capital expenditures

•	Repurchased 37 million shares or approximately 8% of the shares outstanding on January 1, 2016

Fourth Quarter 2016 Highlights

•	Income from continuing operations: $770 million ($788 million excluding LCM)

•	Diluted earnings per share: $1.89 per share ($1.94 per share excluding LCM)

•	EBITDA: $1.4 billion ($1.4 billion excluding LCM)

•	Share repurchases and dividends totaled $783 million; repurchased 5.2 million shares during the fourth quarter or approximately 1.3% of the shares outstanding on October 1, 2016

Comparisons with the prior quarter, fourth quarter 2015 and full year 2015 are available in the following table:

Table 1 - Earnings Summary

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31,	September 30,	December 31,	December 31,	December 31,
(except share data)	2016	2016	2015	2016	2015
Sales and other operating revenues	$7,747	$7,365	$7,071	$29,183	$32,735
Net income(a)	763	953	795	3,837	4,474
Income from continuing operations(b)	770	955	797	3,847	4,479
Diluted earnings per share (U.S. dollars):
Net income(c)	1.87	2.30	1.78	9.13	9.59
Income from continuing operations(b)	1.89	2.31	1.78	9.15	9.60
Diluted share count (millions)	407	414	446	420	466
EBITDA(d)	1,406	1,606	1,394	6,602	7,533
Excluding LCM Impact:
LCM charges, pre-tax	29	—	284	29	548
Income from continuing operations	788	955	982	3,865	4,830
Diluted earnings per share (U.S. dollars):
Income from continuing operations	1.94	2.31	2.20	9.20	10.35
EBITDA	1,435	1,606	1,678	6,631	8,081

(a)	Includes net loss attributable to non-controlling interests and income (loss) from discontinued operations, net of tax. See Table 10.
(b)	See Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to net income and income from continuing operations.

[1]	LCM stands for “lower of cost or market.” An explanation of LCM and why we have excluded it from our financial information in this press release can be found at the end of this press release under “Information Related to Financial Measures.”

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LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the fourth quarter 2016 of $770 million, or $1.89 per share. Fourth quarter 2016 EBITDA was $1.4 billion. The quarter included a $29 million non-cash, pre-tax charge for the impact of a lower of cost or market (LCM) inventory adjustment ($18 million after-tax). Excluding the LCM adjustment, earnings from continuing operations during the fourth quarter totaled $788 million, or $1.94 per share, and EBITDA was $1.4 billion. The fourth quarter also included a $58 million lump sum pension settlement and a $61 million non-cash, out-of-period cumulative correction. The correction, which was not material to any reporting period, relates to taxes on our cross-currency swaps for 2014, 2015 and through the third quarter of 2016. Together, the pension settlement and the non-cash, out-of-period correction adversely impacted fourth quarter earnings by $0.24 per share. Full year 2016 income from continuing operations was $3.8 billion, or $9.15 per share, and EBITDA was $6.6 billion. The full year included a non-cash, pre-tax LCM inventory adjustment of $29 million ($18 million after tax). Excluding the LCM adjustment, earnings from continuing operations for the full year totaled $3.9 billion, or $9.20 per share, and EBITDA was $6.6 billion. 2016 earnings were negatively impacted due to the $58 million pension settlement, a $74 million non-cash, out-of-period cumulative correction relating to 2014 and 2015 for taxes on our cross currency swaps and positively impacted by an after tax gain of $78 million on the sale of our Argentine wholly owned subsidiary, Petroken Petroquímica Ensenada S.A. (Petroken). Combined, the net effect of the pension settlement, non-cash, out-of-period tax correction and Petroken gain adversely impacted full year 2016 earnings by $0.07 per share.

“LyondellBasell posted good results for 2016 despite the impact of our heavy planned maintenance schedule and several Refining operational upsets. Our continued strong earnings and cash flow enabled us to return cash to shareholders by increasing our dividend per share by 9 percent and purchasing 8 percent of the outstanding shares. Our Olefins and Polyolefins - Europe, Asia and International and Technology segments posted their second consecutive year of record results, demonstrating continued global industry strength. Overall, the global olefins and polyolefins industry benefitted from continued favorable supply and demand balances while low crude oil and fuel prices adversely impacted refining and oxyfuel margins. During the fourth quarter, we completed the final step in our 2 billion pound North American ethylene expansion program, began site preparation for a 1.1 billion pound polyethylene plant, and advanced our new propylene oxide plant design. These projects coupled with the 2016 completion of seven major plant maintenance turnarounds, including four cracker turnarounds, position our company favorably for the coming years,” said Bob Patel, LyondellBasell chief executive officer.

OUTLOOK

“During the past several months, the industry outlook for 2017 has steadily improved. Healthy U.S. and global economic activity and ethylene project delays have led to an improved forecast for industry supply and demand dynamics. Global supply positions have provided optimism regarding crude oil prices and NGL supply. While we will continue to watch these developments, the significant investments in our 2016 maintenance programs favorably position the company for 2017,” Patel said.

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LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia and International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

Comments and analysis represent underlying business activity and are exclusive of LCM inventory adjustments.

Olefins and Polyolefins - Americas (O&P-Americas) – Our O&P–Americas segment produces and markets olefins and co-products, polyethylene and polypropylene.

Table 2 - O&P–Americas Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2016	2016	2015	2016	2015
Operating income	$458	$582	$662	$2,393	$3,256
EBITDA	563	682	775	2,877	3,661
LCM charges, pre-tax	29	—	59	29	160
EBITDA excluding LCM adjustments	592	682	834	2,906	3,821

Three months ended December 31, 2016 versus three months ended September 30, 2016 – EBITDA decreased $90 million versus the third quarter 2016, excluding an unfavorable $29 million quarter to quarter variance as a result of the fourth quarter LCM inventory adjustment. The fourth quarter segment results were adversely impacted by $23 million due to the pension settlement. Compared to the prior period, olefins results decreased approximately $80 million. This decrease was driven by margins which declined approximately 6 cents per pound due to lower ethylene prices and increased feedstock costs. Volumes improved as a result of the completion of planned maintenance at the Morris, Illinois complex. Combined polyolefins results increased by approximately $10 million. Polyethylene price spreads over ethylene improved approximately 2 cents per pound partially offset by a 2 percent volume decrease. Polypropylene volumes declined due to seasonal demand while price spreads over propylene improved approximately 4 cents per pound. Joint venture equity income declined by $7 million.

Three months ended December 31, 2016 versus three months ended December 31, 2015 – EBITDA decreased $242 million versus the fourth quarter 2015, excluding a favorable $30 million quarter to quarter variance as a result of the LCM inventory adjustments. 2016 results were negatively impacted by $23 million due to the pension settlement. Olefins results declined approximately $70 million versus the fourth quarter 2015. Ethylene margins were lower and production was down 9% primarily due to scheduled maintenance. Combined polyolefins results decreased approximately $150 million versus the very strong prior year period. Polyethylene spreads declined by approximately 6 cents per pound and volume decreased by approximately 6 percent. Polypropylene spreads declined by approximately 3 cents per pound. Joint venture equity income declined by $10 million.

Full year ended December 31, 2016 versus full year ended December 31, 2015 – EBITDA decreased $915 million versus 2015, excluding a favorable $131 million year to year variance as a result of the LCM inventory

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adjustments in both years. 2016 results include a $57 million gain on the sale of the Petroken polypropylene business and the $23 million negative impact due to the pension settlement. Olefins results declined by approximately $850 million from the prior year. Ethylene margins declined by approximately 6 cents per pound versus 2015. The impact of 2 cents per pound lower ethylene sales price was compounded by a higher cost of ethylene production. Production was approximately 13 percent lower primarily as a result of 2016 scheduled plant maintenance. Combined polyolefins results decreased approximately $120 million versus the prior year. Polyethylene spreads over ethylene declined approximately 4 cents per pound and volume decreased approximately 4 percent. Polypropylene spreads improved by approximately 4 cents per pound. Polypropylene sales volumes were lower due to the sale of our Petroken subsidiary. Joint venture equity income increased by $17 million versus the prior year.

Olefins and Polyolefins - Europe, Asia, International (O&P-EAI) – Our O&P–EAI segment produces and markets olefins and co-products, polyethylene and polypropylene, including polypropylene compounds.

Table 3 - O&P–EAI Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2016	2016	2015	2016	2015
Operating income	$266	$447	$302	$1,494	$1,309
EBITDA	398	584	427	2,067	1,825
LCM charges, pre-tax	—	—	24	—	30
EBITDA excluding LCM adjustments	398	584	451	2,067	1,855

Three months ended December 31, 2016 versus three months ended September 30, 2016 – EBITDA decreased $186 million for the fourth quarter versus the third quarter 2016. The fourth quarter was negatively impacted by a pension settlement of $8 million and the absence of an $11 million third quarter gain due to the restructuring of Asian polypropylene joint ventures and the sale of idled Australian polypropylene assets. Compared to the prior period, olefins results decreased approximately $120 million. Ethylene margins declined 7 cents per pound primarily due to feedstock costs. Ethylene sales and internal consumption were also lower due to planned maintenance at our Wesseling, Germany cracker. Combined polyolefins results declined by approximately $50 million primarily due to lower spreads for both polyethylene and polypropylene. Joint venture equity income increased by $3 million.

Three months ended December 31, 2016 versus three months ended December 31, 2015 – EBITDA decreased by $53 million versus the fourth quarter 2015, excluding a favorable $24 million quarter to quarter variance as a result of the 2015 LCM inventory adjustment. The fourth quarter 2016 was adversely impacted by the $8 million pension settlement. Compared to the prior period, olefins results were relatively unchanged. Combined polyolefins results decreased approximately $50 million. Polyethylene spreads declined while polypropylene margins were relatively unchanged. Sales volume declined 4 percent and 10 percent for polyethylene and polypropylene, respectively. Joint venture equity income increased by $2 million.

Full year ended December 31, 2016 versus full year ended December 31, 2015 – The segment achieved record EBITDA for the year. EBITDA increased $212 million versus 2015, excluding a favorable $30 million year

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to year variance as a result of the 2015 LCM inventory adjustment. 2016 results include gains totaling $32 million due to the sale of the Petroken polypropylene business, restructuring of Asian polypropylene joint ventures and the sale of idled Australian polypropylene assets. Olefins results declined by approximately $20 million. Combined polyolefins results increased approximately $180 million compared to the prior year driven by a polyethylene and polypropylene spread improvement of approximately 2 cents per pound and 3 cents per pound, respectively. Joint venture equity income increased by $19 million.

Intermediates and Derivatives (I&D) – Our I&D segment produces and markets propylene oxide (PO) and its derivatives, oxyfuels and related products and intermediate chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2016	2016	2015	2016	2015
Operating income	$236	$240	$145	$1,058	$1,224
EBITDA	306	304	212	1,333	1,475
LCM charges, pre-tax	—	—	74	—	181
EBITDA excluding LCM adjustments	306	304	286	1,333	1,656

Three months ended December 31, 2016 versus three months ended September 30, 2016 – EBITDA increased $2 million. The fourth quarter was negatively impacted by a pension settlement of $16 million. PO and derivatives and intermediate chemicals results increased by approximately $50 million primarily due to improved methanol and ethylene glycol margins and reduced maintenance while PO and derivatives were relatively steady. Oxyfuels results decreased approximately $20 million due to lower seasonal margins and volumes. Joint venture equity income was relatively unchanged.

Three months ended December 31, 2016 versus three months ended December 31, 2015 – EBITDA increased $20 million versus the fourth quarter 2015, excluding a favorable $74 million quarter to quarter variance as a result of a LCM inventory adjustment in 2015. 2016 results were adversely impacted by the $16 million pension settlement. Results for PO and derivatives and intermediate chemicals improved by approximately $20 million primarily due to increased styrene and acetyls results. Oxyfuels improved approximately $10 million. Joint venture equity income was relatively unchanged.

Full year ended December 31, 2016 versus full year ended December 31, 2015 – EBITDA decreased $323 million versus 2015, excluding a favorable $181 million year to year variance as a result of LCM inventory adjustments. 2016 results were negatively impacted by the $16 million pension settlement. PO and derivatives and intermediate chemicals results decreased approximately $200 million primarily due to lower margins for methanol, ethylene glycol and PO derivatives, as well as the PO sales mix. Oxyfuels results declined by approximately $90 million due to lower 2016 margins.    Joint venture equity income declined by $8 million.

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Refining – The primary products of this segment include gasoline and distillates, including diesel fuel, heating oil, and jet fuel.

Table 5 - Refining Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2016	2016	2015	2016	2015
Operating income (loss)	$40	($56)	($101)	($99)	$144
EBITDA	81	(10)	(59)	72	342
LCM charges, pre-tax	—	—	127	—	177
EBITDA excluding LCM adjustments	81	(10)	68	72	519

Three months ended December 31, 2016 versus three months ended September 30, 2016 – EBITDA increased $91 million versus the third quarter 2015. Underlying operational improvements provided approximately half of the increase while the consumption of low priced crude inventory from the prior year provided the balance. The Houston refinery operated at 228,000 barrels per day, up 19,000 barrels per day from the prior quarter. The Maya 2-1-1 industry benchmark spread was relatively unchanged, averaging approximately $19 per barrel.

Three months ended December 31, 2016 versus three months ended December 31, 2015 – EBITDA increased $13 million versus the fourth quarter 2015, excluding a favorable $127 million quarter to quarter variance as a result of a 2015 LCM inventory adjustment. Fourth quarter 2016 throughput increased by 22,000 barrels per day from the prior year period. The Maya 2-1-1 industry benchmark spread increased by $0.45 per barrel, averaging $19 per barrel. Both operating periods were adversely impacted by operating issues.

Full year ended December 31, 2016 versus full year ended December 31, 2015 – EBITDA decreased $447 million versus 2015, excluding a favorable $177 million year to year variance as a result of 2015 LCM inventory adjustments. Throughput at the Houston Refinery averaged 201,000 barrels per day, down 37,000 barrels per day. The Maya 2-1-1 industry benchmark spread decreased by approximately $3 per barrel, averaging approximately $19 per barrel. The cost of RINs was approximately $30 million higher in 2016 versus the prior year.

Technology Segment – Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 6 - Technology Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2016	2016	2015	2016	2015
Operating income	$51	$35	$54	$221	$197
EBITDA	61	45	65	262	243

Three months ended December 31, 2016 versus three months ended September 30, 2016 – EBITDA increased by $16 million driven by the timing of licensing revenue.

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Three months ended December 31, 2016 versus three months ended December 31, 2015 – EBITDA decreased by $4 million.

Full year ended December 31, 2016 versus full year ended December 31, 2015 – Record results as EBITDA increased by $19 million, primarily due to improved catalyst results.

Capital Spending and Cash Balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $567 million during the fourth quarter 2016 and $2.2 billion for the full year 2016. Our cash and liquid investment balance was $2.4 billion at December 31, 2016. We repurchased 5.2 million ordinary shares during the fourth quarter 2016 and 36.6 million shares during 2016. There were 404 million common shares outstanding as of December 31, 2016. The company paid dividends of $1.4 billion during 2016.

CONFERENCE CALL

LyondellBasell will host a conference call February 3 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 888-677-1826. A complete listing of toll-free numbers by country is available at www.lyb.com/teleconference for international callers. The pass code for all numbers is 6934553.

The slides and webcast that accompany the call will be available at http://www.lyb.com/earnings.

A replay of the call will be available from 2 p.m. ET February 3 until March 4 at 12:59 a.m. ET. The replay dial-in numbers are 866-467-2412 (U.S.) and +1 203-369-1448 (international). The pass code for each is 2526.

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyb.com) products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks,

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explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2015, which can be found at www.lyb.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES

This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. The non-GAAP measures we have presented include income from continuing operations excluding LCM, diluted earnings per share excluding LCM, EBITDA and EBITDA excluding LCM. LCM stands for “lower of cost or market,” which is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may be higher than the market value, which results in us writing down the value of inventory to market value in accordance with the LCM rule, consistent with GAAP. This adjustment is related to our use of LIFO accounting and the recent decline in pricing for many of our raw material and finished goods inventories. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA and earnings and EBITDA excluding LCM, provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We have also presented financial information herein exclusive of adjustments for LCM.

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Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:	Faye Eson +1 713-309-7575
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 7 - Reconciliation of Segment Information to Consolidated Financial Information (a)

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,551	$2,679	$2,516	$2,218	$9,964	$2,115	$2,211	$2,342	$2,409	$9,077
Olefins & Polyolefins - EAI	2,911	3,061	2,932	2,672	11,576	2,578	2,721	2,634	2,646	10,579
Intermediates & Derivatives	1,918	2,159	2,039	1,656	7,772	1,702	1,769	1,805	1,950	7,226
Refining	1,607	2,102	1,693	1,155	6,557	955	1,289	1,330	1,561	5,135
Technology	136	107	100	122	465	132	129	102	116	479
Other/elims	(938)	(963)	(946)	(752)	(3,599)	(739)	(791)	(848)	(935)	(3,313)

Continuing Operations	$8,185	$9,145	$8,334	$7,071	$32,735	$6,743	$7,328	$7,365	$7,747	$29,183

Operating income (loss):
Olefins & Polyolefins - Americas	$934	$920	$740	$662	$3,256	$707	$646	$582	$458	$2,393
Olefins & Polyolefins - EAI	236	359	412	302	1,309	358	423	447	266	1,494
Intermediates & Derivatives	271	405	403	145	1,224	255	327	240	236	1,058
Refining	74	119	52	(101)	144	(30)	(53)	(56)	40	(99)
Technology	64	45	34	54	197	73	62	35	51	221
Other	(4)	(3)	9	(10)	(8)	(3)	(2)	1	(3)	(7)

Continuing Operations	$1,575	$1,845	$1,650	$1,052	$6,122	$1,360	$1,403	$1,249	$1,048	$5,060

Depreciation and amortization:
Olefins & Polyolefins - Americas	$86	$85	$87	$95	$353	$90	$88	$87	$97	$362
Olefins & Polyolefins - EAI	55	54	54	56	219	55	58	58	58	229
Intermediates & Derivatives	60	56	55	62	233	70	69	62	68	269
Refining	74	40	41	41	196	43	40	40	40	163
Technology	12	12	11	11	46	10	11	10	10	41

Continuing Operations	$287	$247	$248	$265	$1,047	$268	$266	$257	$273	$1,064

EBITDA: (b)
Olefins & Polyolefins - Americas	$1,031	$1,014	$841	$775	$3,661	$878	$754	$682	$563	$2,877
Olefins & Polyolefins - EAI	357	492	549	427	1,825	509	576	584	398	2,067
Intermediates & Derivatives	337	466	460	212	1,475	326	397	304	306	1,333
Refining	149	159	93	(59)	342	14	(13)	(10)	81	72
Technology	76	57	45	65	243	83	73	45	61	262
Other	2	(2)	13	(26)	(13)	(3)	(4)	1	(3)	(9)

Continuing Operations	$1,952	$2,186	$2,001	$1,394	$7,533	$1,807	$1,783	$1,606	$1,406	$6,602

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$149	$140	$159	$220	$668	$303	$339	$384	$350	$1,376
Olefins & Polyolefins - EAI	38	27	49	72	186	81	60	48	72	261
Intermediates & Derivatives	76	76	135	154	441	76	80	90	87	333
Refining	33	28	23	24	108	57	71	51	45	224
Technology	6	3	7	8	24	6	9	9	12	36
Other	4	4	—	5	13	4	4	4	1	13

Continuing Operations	$306	$278	$373	$483	$1,440	$527	$563	$586	$567	$2,243

(a)	EBITDA as presented herein includes the impacts of pre-tax LCM charges of $92 million, $181 million and $284 million for the first, third and fourth quarters of 2015, respectively. EBITDA for the second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment. EBITDA for the first quarter of 2016 includes pre-tax LCM adjustments of $68 million and a $78 million pre-tax gain on the sale of our wholly owned Argentine subsidiary, respectively. Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period. Fourth quarter 2016 EBITDA also included a pre-tax LCM adjustment of $29 million. See Tables 2 through 6 for LCM adjustments recorded for each segment.
(b)	See Table 8 for EBITDA calculation.

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Table 8 - EBITDA Calculation

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Net income(a)	$1,164	$1,329	$1,186	$795	$4,474	$1,030	$1,091	$953	$763	$3,837
(Income) loss from discontinued operations, net of tax	3	(3)	3	2	5	—	1	2	7	10

Income from continuing operations(a)	1,167	1,326	1,189	797	4,479	1,030	1,092	955	770	3,847
Provision for income taxes	440	541	487	262	1,730	432	346	326	282	1,386
Depreciation and amortization	287	247	248	265	1,047	268	266	257	273	1,064
Interest expense, net	58	72	77	70	277	77	79	68	81	305

EBITDA(b)	$1,952	$2,186	$2,001	$1,394	$7,533	$1,807	$1,783	$1,606	$1,406	$6,602

(a)	Amounts presented herein include after-tax LCM charges of $58 million, $114 million and $185 million in the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes an after-tax benefit of $6 million for the partial reversal of the first quarter 2015 LCM adjustment resulting from price recoveries during the period. The first quarter of 2016 includes an after-tax LCM charge of $47 million and a $78 million after-tax gain related to the sale of our wholly owned Argentine subsidiary. The second quarter of 2016 includes an after-tax benefit of $47 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period. The fourth quarter of 2016 also includes an $18 million after tax LCM charge.
(b)	EBITDA as presented herein includes the impact of pre-tax LCM charges of $92 million, $181 million and $284 million for the first, third and fourth quarters of 2015, respectively. EBITDA for the second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment. The first quarter of 2016 includes a pre-tax LCM charge of $68 million and a pre-tax gain of $78 million on the sale of our wholly owned Argentine subsidiary. Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment. The fourth quarter of 2016 also includes a $29 million pre-tax LCM charge.

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Table 9 - Selected Segment Operating Information

	2015					2016
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	2,364	2,415	2,514	2,391	9,684	2,392	1,899	1,939	2,173	8,403
Propylene produced	805	740	697	798	3,040	832	748	575	660	2,815
Polyethylene sold	1,473	1,575	1,577	1,578	6,203	1,554	1,426	1,517	1,485	5,982
Polypropylene sold	627	698	662	606	2,593	612	582	659	623	2,476
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	48.57	57.95	45.36	42.16	48.71	33.63	46.01	44.94	49.29	43.56
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	52.84	62.93	50.20	43.53	52.36	35.34	47.39	46.52	50.60	45.03
Houston Ship Channel natural gas (USD per million BTUs)	2.76	2.76	2.72	2.11	2.57	1.93	2.06	2.79	3.01	2.45
U.S. weighted average cost of ethylene production (cents/pound)	10.2	9.7	9.6	10.9	10.1	9.8	12.0	10.6	14.3	11.7
U.S. ethylene (cents/pound)	34.8	34.2	30.3	27.5	31.7	26.7	30.3	33.0	32.7	30.7
U.S. polyethylene [high density] (cents/pound)	65.7	67.3	64.3	57.0	63.6	52.3	59.0	60.7	58.3	57.6
U.S. propylene (cents/pound)	49.7	41.7	33.2	31.3	39.0	31.0	32.7	37.8	36.2	34.4
U.S. polypropylene [homopolymer] (cents/pound)	67.7	61.7	59.3	62.7	62.8	67.8	61.7	60.2	55.8	61.4
Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	1,007	1,047	944	978	3,976	950	941	1,066	946	3,903
Propylene produced	600	632	575	575	2,382	555	577	649	563	2,344
Polyethylene sold	1,533	1,360	1,304	1,379	5,576	1,434	1,386	1,315	1,330	5,465
Polypropylene sold	1,817	1,529	1,673	1,757	6,776	1,773	1,617	1,509	1,582	6,481
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	22.9	23.2	14.4	22.5	20.8	16.3	21.2	17.9	23.8	19.8
Western Europe ethylene	39.3	47.1	46.6	41.4	43.6	38.4	41.1	42.3	43.1	41.2
Western Europe polyethylene [high density]	45.2	60.6	61.2	56.9	56.0	55.4	57.6	55.7	55.2	56.0
Western Europe propylene	37.1	44.4	41.7	31.0	38.5	26.3	28.8	30.7	33.3	29.8
Western Europe polypropylene [homopolymer]	49.8	62.5	59.3	47.4	54.7	46.5	49.5	49.5	51.7	49.3
Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	870	751	697	682	3,000	793	743	752	749	3,037
Intermediate Chemicals:
Ethylene oxide and derivatives	268	312	282	237	1,099	301	233	224	329	1,087
Styrene monomer	903	735	904	889	3,431	917	933	911	933	3,694
Acetyls	547	810	733	623	2,713	702	821	751	776	3,050
Oxyfuels and Related Products:
TBA Intermediates	433	321	421	371	1,546	415	391	410	361	1,577
Volumes (million gallons)
MTBE/ETBE	229	299	268	258	1,054	270	278	298	264	1,110
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	64.0	106.0	119.0	49.8	85.1	44.4	78.7	55.3	50.6	57.2
Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	241	255	249	206	238	186	183	209	228	201
Benchmark Market Margins
Light crude oil - 2-1-1	15.02	16.42	15.29	9.44	14.04	8.67	11.52	11.46	11.20	10.73
Light crude oil - Maya differential	8.72	7.56	7.48	9.11	8.26	9.19	9.55	7.52	7.80	8.51

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices. Volumes presented represent third party sales of selected key products.

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Table 10 - Unaudited Income Statement Information

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Sales and other operating revenues	$8,185	$9,145	$8,334	$7,071	$32,735	$6,743	$7,328	$7,365	$7,747	$29,183
Cost of sales(a)	6,379	7,047	6,465	5,792	25,683	5,166	5,702	5,903	6,420	23,191
Selling, general and administrative expenses	205	228	194	201	828	193	199	188	253	833
Research and development expenses	26	25	25	26	102	24	24	25	26	99

Operating income(a)	1,575	1,845	1,650	1,052	6,122	1,360	1,403	1,249	1,048	5,060
Income from equity investments	69	90	93	87	339	91	117	81	78	367
Interest expense, net	(58)	(72)	(77)	(70)	(277)	(77)	(79)	(68)	(81)	(305)
Other income (expense), net(b)	21	4	10	(10)	25	88	(3)	19	7	111

Income from continuing operations before income taxes(a) (b)	1,607	1,867	1,676	1,059	6,209	1,462	1,438	1,281	1,052	5,233
Provision for income taxes	440	541	487	262	1,730	432	346	326	282	1,386

Income from continuing operations(c)	1,167	1,326	1,189	797	4,479	1,030	1,092	955	770	3,847
Income (loss) from discontinued operations, net of tax	(3)	3	(3)	(2)	(5)	—	(1)	(2)	(7)	(10)

Net income(c)	1,164	1,329	1,186	795	4,474	1,030	1,091	953	763	3,837
Net (income) loss attributable to non-controlling interests	2	1	(1)	—	2	—	—	(1)	—	(1)

Net income attributable to the Company shareholders(c)	$1,166	$1,330	$1,185	$795	$4,476	$1,030	$1,091	$952	$763	$3,836

(a)	Amounts presented herein include pre-tax LCM charges of $92 million, $181 million and $284 million for the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment. The first and fourth quarters of 2016 include pre-tax LCM charges of $68 million and $29 million, respectively. Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period.
(b)	Includes a pre-tax gain of $78 million on the sale of our wholly owned Argentine subsidiary in the second quarter of 2016.
(c)	Amounts presented herein include after-tax LCM charges of $58 million, $114 million and $185 million in the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes an after-tax benefit of $6 million for the partial reversal of the first quarter 2015 LCM adjustment resulting from price recoveries during the period. The first and fourth quarters of 2016 include after-tax LCM charges of $47 million and $18 million, respectively, and an after-tax gain of $78 million on the sale of our wholly owned Argentine subsidiary. Second quarter 2016 EBITDA includes an after tax LCM benefit of $47 million for the reversal of the first quarter 2016 LCM adjustment.

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Table 11 - Charges (Benefits) Included in Income from Continuing Operations

	2015					2016
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Annual Impact	Q1	Q2	Q3	Q4	Annual Impact
Pretax charges (benefits):
Out of period tax adjustment	$—	$—	$—	$—	$—	$—	$—	$—	$61	$74
Gain on sale of wholly owned subsidiary	—	—	—	—	—	(78)	—	—	—	(78)
Lower of cost or market inventory adjustment	92	(9)	181	284	548	68	(68)	—	29	29
Pension settlement charge	—	—	—	—	—	—	—	—	58	58
Emission allowance credits, amortization	35	—	—	—	35	—	—	—	—	—

Total pretax charges (benefits)	127	(9)	181	284	583	(10)	(68)	—	148	83
Provision for (benefit from) income tax related to these items	(47)	3	(67)	(99)	(210)	(21)	21	—	(32)	(32)

After-tax effect of net charges (benefits)	$80	$(6)	$114	$185	$373	$(31)	$(47)	$—	$116	$51

Effect on diluted earnings per share	$(0.17)	$0.02	$(0.25)	$(0.42)	$(0.80)	$0.07	$0.11	$—	$(0.29)	$(0.12)

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Table 12 - Unaudited Cash Flow Information

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Net cash provided by operating activities	$1,468	$1,446	$1,768	$1,160	$5,842	$1,300	$1,261	$1,332	$1,713	$5,606
Net cash provided by (used in) investing activities	(443)	(727)	67	52	(1,051)	(597)	(471)	(459)	(770)	(2,297)
Net cash used in financing activities	(401)	(1,021)	(1,684)	(1,744)	(4,850)	(333)	(1,039)	(1,195)	(782)	(3,349)

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Table 13 - Unaudited Balance Sheet Information

	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
(Millions of U.S. dollars)	2015	2015	2015	2015	2016	2016	2016	2016
Cash and cash equivalents	$1,616	$1,325	$1,474	$924	$1,318	$1,060	$740	$875
Restricted cash	2	3	1	7	4	4	4	3
Short-term investments	1,478	1,989	1,602	1,064	1,332	1,023	1,090	1,147
Accounts receivable, net	3,089	3,373	2,924	2,517	2,683	2,806	2,852	2,842
Inventories	4,267	4,179	4,138	4,051	3,978	4,009	4,015	3,809
Prepaid expenses and other current assets(a)	1,195	1,121	1,059	1,226	1,009	1,081	852	923

Total current assets	11,647	11,990	11,198	9,789	10,324	9,983	9,553	9,599
Property, plant and equipment, net	8,430	8,636	8,793	8,991	9,373	9,681	10,057	10,137
Investments and long-term receivables:
Investment in PO joint ventures	373	357	357	397	398	390	399	415
Equity investments	1,581	1,612	1,602	1,608	1,734	1,610	1,681	1,575
Other investments and long-term receivables	38	126	125	122	18	18	17	20
Goodwill	533	543	543	536	548	542	543	528
Intangible assets, net	695	671	644	640	618	588	562	550
Other assets(a)	637	600	605	674	559	623	607	618

Total assets	$23,934	$24,535	$23,867	$22,757	$23,572	$23,435	$23,419	$23,442

Current maturities of long-term debt	$4	$3	$3	$4	$4	$4	$3	$2
Short-term debt	514	582	573	353	594	616	621	594
Accounts payable	2,631	2,755	2,450	2,182	2,243	2,357	2,329	2,529
Accrued liabilities	1,482	1,455	1,784	1,810	1,600	1,374	1,357	1,415
Deferred income taxes(a)	429	434	383	—	—	—	—	—

Total current liabilities	5,060	5,229	5,193	4,349	4,441	4,351	4,310	4,540
Long-term debt	7,677	7,658	7,674	7,671	8,504	8,485	8,464	8,385
Other liabilities	2,038	2,063	2,044	2,036	2,125	2,143	2,151	2,113
Deferred income taxes(a)	1,653	1,635	1,604	2,127	2,134	2,149	2,387	2,331
Stockholders’ equity	7,478	7,927	7,328	6,550	6,344	6,283	6,082	6,048
Non-controlling interests	28	23	24	24	24	24	25	25

Total liabilities and stockholders’ equity	$23,934	$24,535	$23,867	$22,757	$23,572	$23,435	$23,419	$23,442

(a)	Our prospective adoption of ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, in December 2015 resulted in the classification of our deferred taxes as of December 2015 as noncurrent.

LyondellBasell Industries	16
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